UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

Conatus Pharmaceuticals Inc.

(Name of Issuer)

Common Stock, par value $0.0001

(Title of Class of Securities)

20600T108

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Venture Partners LLP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Management III L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Management III Ltd

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Management IV L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Management IV Ltd

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Private Equity Fund III “A” L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Private Equity Fund III “B” L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Private Equity Fund III “C” L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Private Equity Fund III “D” L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Private Equity Fund III “Affiliates” L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Private Equity Fund III GmbH & Co K.G..

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Advent Private Equity Fund IV L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,243,503 (See Item 4)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,243,503 (See Item 4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,243,503 (See Item 4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 14.3% (See Item 4)

12	Type of Reporting Person (See Instructions) PN

Item 1(a)	Name of Issuer: Conatus Pharmaceuticals Inc. (the “Company”)
Item 1(b)	Address of Issuer’s Principal Executive Offices: The Company’s principal executive offices are at 4365 Executive Drive, Suite 200, San Diego, California 92121.

Item 2(a)

Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act:  Advent Venture Partners LLP, Advent Management III L.P., Advent Management III Ltd, Advent Management IV L.P., Advent Management IV Ltd, Advent Private Equity Fund III “A” L.P., Advent Private Equity Fund III “B” L.P., Advent Private Equity Fund III “C” L.P., Advent Private Equity Fund III “D” L.P., Advent Private Equity Fund III “Affiliates” L.P., Advent Private Equity Fund III GmbH & Co K.G. and Advent Private Equity Fund IV L.P. (each a “Reporting Person” and, collectively, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2014, a copy of which is attached as Exhibit A to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)

Address of Principal Business Office or, if none, Residence:

With the exception of Advent Private Equity Fund III GmbH & Co K.G., the address of the principal business office of each of the Reporting Persons is 158-160 North Gower Street, London NW1 2ND, U.K.

The principal business office of Advent Private Equity Fund III GmbH & Co K.G. is Theresienstrasse 6, Munich 80333, Germany.

Item 2(c)

Citizenship:

With the exception of Advent Private Equity Fund III GmbH & Co K.G., each Reporting Person was organized under the laws of the United Kingdom.

Advent Private Equity Fund III GmbH & Co K.G. was formed under the laws of Germany.

Item 2(d)	Title of Class of Securities: Common Stock, par value $0.0001 per share (the “Common Stock”)

CUSIP No. 20600T108	13G

Item 2(e)		CUSIP Number: 20600T108

Item 3		If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).
(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).
(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K). Not applicable.

Item 4		Ownership:

(a)

Amount beneficially owned:

Each of the Reporting Persons may be deemed to beneficially own 2,243,503 shares of Common Stock.

As of December 31, 2013: Advent Private Equity Fund III “A” L.P. was the beneficial owner of 799,538 shares of Common Stock (consisting of (i) 772,216 shares of Common Stock and (ii) a warrant to purchase 27,322 shares of Common Stock exercisable immediately at a price calculated in accordance with the terms of the warrant (“Warrants”); Advent Private Equity Fund III “B” L.P. was the

CUSIP No. 20600T108	13G

beneficial owner of 391,777 shares of Common Stock (consisting of (i) 378,389 shares of Common Stock and (ii) 13,388 Warrants) ; Advent Private Equity Fund III “C” L.P. was the beneficial owner of 109,284 shares of Common Stock (consisting of (i) 105,549 shares of Common Stock and (ii) 3,735 Warrants); Advent Private Equity Fund “D” L.P. was the beneficial owner of 214,960 shares of Common Stock (consisting of (i) 207,614 shares of Common Stock and (ii) 7,346 Warrants); Advent Private Equity Fund III “Affiliates” L.P. was the beneficial owner of 25,772 shares of Common Stock (consisting of (i) 24,891 shares of Common Stock and (ii) 881 Warrants); Advent Private Equity Fund III GmbH & Co K.G. was the beneficial owner of 30,928 shares of Common Stock (consisting of (i) 29,871 shares of Common Stock and (ii) 1,057 Warrants); Advent Management III L.P. was the beneficial owner of 7,729 shares of Common Stock (consisting of (i) 7,465 shares of Common Stock and (ii) 264 Warrants); Advent Private Equity Fund IV L.P. was the beneficial owner of 656,950 shares of Common Stock (consisting of (i) 634,500 shares of Common Stock and (ii) 22,450 Warrants) and Advent Management IV L.P. was the beneficial owner of 6,565 shares of Common Stock (consisting of (i) 6,341 shares of Common Stock and (ii) 224 Warrants).  By virtue of the affiliate relationships among the Reporting Persons, each Reporting Person, including Advent Venture Partners LLP, may be deemed to beneficially own in the aggregate 2,243,503 shares of Common Stock.

Pursuant to Rule 13d-4 of the Act, each of the Reporting Persons expressly disclaims ownership of any shares of the Company, except for Advent Private Equity Fund III “A” L.P., Advent Private Equity Fund “B” L.P., Advent Private Equity Fund III “C” L.P., Advent Private Equity Fund “D” L.P., Advent Private Equity Fund III “Affiliates” L.P., Advent Private Equity Fund III GmbH & Co K.G., Advent Management III L.P., Advent Private Equity Fund IV L.P. and Advent Management IV L.P., in each case, for the shares with respect to which it is listed as a beneficial owner in the previous paragraph.

(b)

Percent of class:

Each Reporting Person may be deemed to beneficially own 14.3% of the outstanding shares of Common Stock.

All percentages calculated in this Schedule 13G are based upon an aggregate of 15,696,546 shares of Common Stock, which includes (i) 15,619,879 shares of Common Stock outstanding as of October 31, 2013 as disclosed in the Company’s Annual Report on Form 10-Q filed on November 14, 2013 and (ii) 76,667 Warrants.

(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: See Item 5 on the cover pages hereto.

CUSIP No. 20600T108	13G

(ii) Shared power to vote or to direct the vote: See Item 6 on the cover pages hereto.
(iii) Sole power to dispose or to direct the disposition of: See Item 7 on the cover pages hereto.
(iv) Shared power to dispose or to direct the disposition of: See Item 8 on the cover pages hereto.

Item 5	Ownership of Five Percent or Less of a Class:
Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Not Applicable.

Item 8	Identification and Classification of Members of the Group:
Not applicable. The Reporting Persons expressly disclaim membership in a “group” as used in Section 13d-1(b)(1)(ii)(K).

Item 9	Notice of Dissolution of Group:
Not Applicable.

Item 10	Certification:
Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.  We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit A hereto.

Date:  February 13, 2014

ADVENT VENTURE PARTNERS LLP

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP

ADVENT MANAGEMENT III L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Management III L.P.

ADVENT MANAGEMENT III LTD

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Management III Ltd

ADVENT MANAGEMENT IV L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Management IV L.P.

ADVENT MANAGEMENT IV LTD

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Management IV Ltd

[Signature Page to Schedule 13G]

ADVENT PRIVATE EQUITY FUND III “A” L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III “A” L.P.

ADVENT PRIVATE EQUITY FUND III “B” L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III “B” L.P.

ADVENT PRIVATE EQUITY FUND III “C” L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III “C” L.P.

ADVENT PRIVATE EQUITY FUND III “D” L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III “D” L.P.

ADVENT PRIVATE EQUITY FUND III “AFFILIATES” L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III “Affiliates” L.P.

[Signature Page to Schedule 13G]

ADVENT PRIVATE EQUITY FUND III GmbH & Co K.G.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III GmbH & Co K.G.

ADVENT PRIVATE EQUITY FUND IV L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund IV L.P.

[Signature Page to Schedule 13G]

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Conatus Pharmaceuticals Inc. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 2014

ADVENT VENTURE PARTNERS LLP

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP

ADVENT MANAGEMENT III L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Management III L.P.

ADVENT MANAGEMENT III LTD

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Management III Ltd

ADVENT MANAGEMENT IV L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Management IV L.P.

ADVENT MANAGEMENT IV LTD

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Management IV Ltd

[Signature Page to Exhibit A to Schedule 13G]

ADVENT PRIVATE EQUITY FUND III “A” L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III “A” L.P.

ADVENT PRIVATE EQUITY FUND III “B” L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III “B” L.P.

ADVENT PRIVATE EQUITY FUND III “C” L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III “C” L.P.

ADVENT PRIVATE EQUITY FUND III “D” L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III “D” L.P.

ADVENT PRIVATE EQUITY FUND III “AFFILIATES” L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III “Affiliates” L.P.

[Signature Page to Exhibit A to Schedule 13G]

ADVENT PRIVATE EQUITY FUND III GmbH & Co K.G.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund III GmbH & Co K.G.

ADVENT PRIVATE EQUITY FUND IV L.P.

By:	/s/ Leslie Gabb
General Partner of Advent Venture Partners LLP
acting in its capacity as Manager of
Advent Private Equity Fund IV L.P.

[Signature Page to Exhibit A to Schedule 13G]